Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to include in the Prospectus constituting a part of this Registration Statement of our report dated May 8, 2023, relating to the consolidated financial statements of Smart Powerr Corp., which is contained 2022 Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Kreit & Chiu, CPA LLP

Los Angeles, California

August 19, 2024